Exhibit 10.1

2005 TV Guide Annual Bonus Plan

Purpose and Plan Objectives

The 2005 TV Guide Annual Bonus Plan (the “Plan”) is an incentive compensation policy adopted by Gemstar-TV Guide International, Inc. (the “Company”) with respect to its fiscal year ending December 31, 2005. The Plan is designed to:

1.	Support a pay-for-performance bonus program that differentiates bonus amounts among eligible employees based on their individual performance, the financial performance of their relevant business unit and the financial performance of the Company as a whole.

2.	More specifically align the performance goals and incentive compensation of eligible participants with the strategic direction and financial performance of the Company.

3.	Promote the attraction and long-term retention of talented employees through a bonus plan that rewards outstanding individual, business unit and corporate performance.

Plan Design

The Plan is structured to provide incentive compensation based on the achievement of predetermined corporate objectives, business unit objectives and individual performance goals. Any bonus is awarded on an annual basis for a performance period covering the previous calendar year. A bonus is expected to be paid in cash in the first quarter of 2006. All bonuses are considered supplemental pay and are taxable by law, including Federal, state and FICA taxes. Annual bonus targets range from 5% to 50% of base pay and participants can earn up to 120% of target for superior performance.

Eligibility

To be eligible, participants must have been hired prior to October 1, 2005 and must be ineligible for sales compensation or any other department-sponsored incentive program.

Participants must be actively employed with the Company on the date the bonus is paid (i.e., during the first quarter of 2006) to receive payment. There is no prorating of potential bonuses for employees who leave the Company prior to the date the award is paid, unless their position is eliminated in the fourth quarter of 2005.

Awards for employees hired between February 1, 2005 and October 1, 2005 will be prorated for the number of months of active employment during the period. Similarly, employees promoted during fiscal 2005 to a position with a higher bonus target will have their award prorated for the number of months active in each respective position.

Eligibility for and the amount and type of compensation under the Plan are solely at the discretion of the Company’s Compensation Committee and are not guaranteed under any circumstances, nor do they represent an employment contract. The Compensation Committee may award a bonus greater or less than the specified payout amount under the Plan.

Plan Criteria

The Plan awards bonuses based on three specific criteria:

Company Component (15%). The Company Component is the percentage by which the Company’s Adjusted EBITDA for fiscal 2005 meets or exceeds the Company’s Budgeted Adjusted EBITDA. The minimum Company Component shall be 80% and the maximum Company Component shall be 120%. If the minimum Company Component is not met, no participants in the Plan will be eligible for this portion of the annual bonus. The Compensation Committee has discretion to determine the manner in which the Company’s Adjusted EBITDA shall be determined and whether extraordinary, unusual or non-recurring items (in addition to those used to determine Adjusted EBITDA as reflected in the Company’s financial statements) should be considered in determining whether or not the Company’s Adjusted EBITDA target has been met.

Business Unit Component (25%). The Business Unit Component is the percentage by which the Business Unit’s Adjusted EBITDA for the applicable fiscal year meets or exceeds the Business Unit’s Budgeted Adjusted EBITDA for the same year. The minimum Business Unit Component shall be 80% and the maximum Business Unit Component shall be 120%. If the minimum Business Unit Component is not met, no participants in that Business Unit will be eligible for this portion of the Annual Bonus.

The specific Business Unit considered to calculate this component will be based on the division or divisions within which a participant works. The Compensation Committee will determine the relevant Business Unit used to calculate this component for each participant. The Compensation Committee has discretion to determine the manner in which a Business Unit’s Adjusted EBITDA is determined and whether any extraordinary, unusual or non-recurring items (in addition to those used to determine Adjusted EBITDA as reflected in the Company’s financial statements) should be considered in determining whether a Business Unit’s Adjusted EBITDA target has been met.

Individual Component (60%). The Individual Component is the percentage assigned to the performance rank received for the participant’s annual performance evaluation. The minimum Individual Component shall be 0% and the maximum Individual Component shall be 120%.

Payout Calculation

The Target Award for each participant will be calculated as follows:

                   Target Award = Base Salary x Bonus Target as a % of Salary

The Base Salary used to calculate a participant’s Target Award will be the salary in effect as of the last day of the performance period. The Bonus Target as a % of Salary will be determined based on the participant’s position at the Company and will range from 5% to 50% of base salary.

The Annual Bonus to be awarded to a participant for a Plan Year is to be calculated as follows:

Annual Bonus = (Target Award x Company Component x 15%) + (Target Award x Business Unit Component x 25%) + (Target Award x Individual Component x 60%)

2005 Additional Bonus Pool

In addition to the regular bonus pool for 2005 determined in accordance with this Plan, an Additional Bonus Pool of 5% of the total dollar amount of the regular bonus pool will be established to reward extraordinary efforts of deserving employees. The amounts awarded to individual employees will be based on the recommendation of the CEO and approved by the Compensation Committee. In all events, the aggregate Annual Bonuses awarded under the Plan will be limited to the regular bonus pool and the Additional Bonus Pool authorized by the Compensation Committee.

Miscellaneous

Administration: The Compensation Committee has the full power, authority and discretion to construe, interpret and administer this Plan. The Compensation Committee may delegate its authority under the Plan to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this Plan, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.

Amendment: The Compensation Committee, in its sole discretion, may, at any time, amend, modify, suspend or terminate this Plan, including the right to suspend or eliminate some or all payments under this Plan at any time.

Assignment: The benefits payable under this Plan may not be assigned or alienated.

Applicable Law: This Plan shall be governed by the laws of the State of California.

No Employment Rights: Nothing contained in this Plan shall be construed as a contract of employment between the Company and a participant or as a right of any participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees with or without cause.